UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 19, 2005

Group 1 Automotive, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13461	76-0506313
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

950 Echo Lane, Suite 100, Houston, Texas		77024
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-647-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

New Credit Arrangements

On December 16, 2005, Group 1 Automotive, Inc. (the "Company") entered into an amended and restated $950 million five-year revolving syndicated credit arrangement with 16 financial institutions (the "Revolving Credit Facility"), and two additional one-year credit arrangements with Ford Motor Credit Company (the "FMCC Facility") and DaimlerChrysler Services North America LLC (the "DCS Facility"), providing $300 million and $210 million in vehicle inventory financing, respectively.

Revolving Credit Facility. This facility matures in December 2010 and now provides a total of $950.0 million of financing. We can expand the facility to its maximum commitment of $1.25 billion, subject to participating lender approval. This facility consists of two tranches: $712.5 million for floorplan financing, which we refer to as the floorplan tranche, and $237.5 million for acquisitions, capital expenditures and general corporate purposes, including the issuance of letters of credit. We refer to this tranche as the acquisition line. The acquisition line bears interest at LIBOR plus a margin that ranges from 150 to 225 basis points, depending on our leverage ratio. The floorplan tranche bears interest at rates equal to LIBOR plus 100 basis points for new vehicle inventory and LIBOR plus 112.5 basis points for used vehicle inventory.

All of our dealership-owning subsidiaries are co-borrowers under our Revolving Credit Facility and as such, they are liable on a joint and several basis for obligations under the Revolving Credit Facility, with certain exceptions. Our Revolving Credit Facility contains a number of significant covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, create liens on assets, make investments and engage in mergers or consolidations. We are also required to comply with specified financial tests and ratios defined in the Revolving Credit Agreement, such as fixed-charge coverage, current ratio, leverage, and a minimum net worth requirement, among others. The Credit Agreement also contains typical events of default for both the floor plan tranche and the acquisition line, including change of control, non-payment of obligations and cross-defaults to our other material indebtedness. Upon the occurrence of an event of default, we could be required to immediately repay all or certain portions of the amount outstanding under the Credit Agreement.

Our obligations under the Revolving Credit Facility are secured by essentially all of our personal property (other than equity interests in dealership-owning subsidiaries) including all motor vehicle inventory and proceeds from the disposition of dealership-owning subsidiaries.

Our group of lenders is comprised of 16 major financial institutions, including three manufacturer-affiliated finance companies. As of December 20, 2005, $225.6 million was available, after deducting $11.9 million for outstanding letters of credit, to be drawn under the acquisition line, and $306.6 million was available to be drawn under the floorplan tranche for inventory financing.

A copy of the Revolving Credit Facility is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Ford Motor Credit Facility. The FMCC Facility provides financing for our new vehicle inventory manufactured by Ford Motor Company and its affiliates. The FMCC Facility, the terms of which are subject to review annually, provides for up to $300.0 million of financing for inventory at an interest rate equal to Prime plus 100 basis points minus certain incentives. As of December 20, 2005, approximately $130.6 million was available for inventory financing.

All of our Ford and Lincoln Mercury dealership subsidiaries are obligors under the FMCC Facility. The Company and each of our Ford and Lincoln Mercury dealership subsidiaries guarantees the obligations of each other subsidiary party thereto. Our obligations under the FMCC Facility are secured by liens on all motor vehicle inventory financed under the FMCC Facility, as well as proceeds from the sale thereof. The FMCC Facility also contains events of default, including non-payment of obligations. The individual loan agreements to which each subsidiary borrower is a party are cross-defaulted to each other and our Revolving Credit Facility. Upon the occurrence of an event of default, we could be required to immediately repay the amount outstanding under the FMCC Facility.

DaimlerChrysler Credit Facility. The DCS Facility provides financing for our new and rental vehicle inventory manufactured by DaimlerChrysler Motors Company, LLC and its affiliates, including Mercedes-Benz USA, LLC. The DCS Facility, which matures in December 2006, provides for up to $210.0 million of financing for inventory at an interest rate equal to LIBOR plus a margin that ranges from 175 to 225 basis points based on certain factors. As of December 20, 2005, approximately $53.0 million was available for inventory financing.

All of our DaimlerChrysler dealership subsidiaries are co-obligors under the DCS Facility and as such, they are jointly and severally liable for all obligations thereunder. Our obligations under the DCS Facility are also guaranteed by the Company. Our obligations under the DCS Facility are secured by liens on all motor vehicle inventory financed under the DCS Facility, as well as proceeds from the sale thereof. The DCS Facility contains a number of significant covenants that, among other things, require the Company to own all of the outstanding ownership interests of each subsidiary party to the facility and restrict our ability to dispose of or use collateral for the loans thereunder or proceeds thereof and engage in mergers or consolidations. Under the DCS Facility we are also required to comply with the financial tests and ratios included in the Revolving Credit Facility. The DCS Facility also contains events of default, including non-payment of obligations and cross-defaults to our other material indebtedness. Upon the occurrence of an event of default, we could be required to immediately repay the amount outstanding under the DCS Facility.

Executive Officer Compensation

Adoption of Bonus Plan. On December 15, 2005, the Compensation Committee of Group 1’s Board of Directors approved the 2006 cash incentive compensation program for our executive officers and certain of our other employees. This program sets the levels of potential bonus compensation payable for 2006 based on the achievement of two separate sets of goals:

• EPS Goals. Under this portion of the bonus program, bonuses are paid based on the achievement of specified levels of earnings per share for 2006, as adjusted in the Compensation Committee’s sole discretion for extraordinary or unusual items included in Group 1’s operating results. Depending on the earnings per share target that is achieved:

- Earl J. Hesterberg, our President and Chief Executive Officer, may earn a bonus of up to 110% of his base salary for the period from April 21, 2006 to December 31, 2006. Under the terms of his employment agreement with the Company, Mr. Hesterberg's bonus for the 12 months ending April 20, 2007 is subject to a minimum guarantee, as more fully described in the Company's Current Report on Form 8-K filed March 16, 2005.

- John T. Turner, our Executive Vice President, may earn a bonus of up to 110% of his base salary; and

- John C. Rickel, our Senior Vice President and Chief Financial Officer, may earn a bonus of up to 60% of his base salary.

• Individual and Departmental Goals. Under this portion of the bonus program, bonuses are paid based on the achievement of specified individual and/or departmental goals to be established by the Compensation Committee and management. If the goals applicable to such individual are satisfied, each of Messrs. Turner and Rickel may earn a bonus of up to 40% of their base salary, and Mr. Hesterberg may earn a bonus of up to 40% of his base salary for the period from April 21, 2006 to December 31, 2006.

Base Salary; Other. Messrs. Hesterberg’s, Turner’s and Rickel’s base salaries for 2005 are $1,000,000, $500,000 and $375,000, respectively. In connection with the commencement of Mr. Rickel’s employment with the Company on December 20, 2005, the Company agreed to pay Mr. Rickel a sign-on/relocation bonus of $150,000 payable within 30 days.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K under the heading "New Credit Arrangements" is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Sixth Amended and Restated Revolving Credit Agreement, dated December 16, 2005.
99.1 Press Release of Group 1 Automotive, Inc., dated December 19, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Group 1 Automotive, Inc.

December 21, 2005	By:	John C. Rickel

Name: John C. Rickel
Title: Senior Vice President & Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Sixth Amended and Restated Revolving Credit Agreement, dated December 16, 2005.
99.1	Press release of Group 1 Automotive, Inc., dated December 19, 2005.